CONSENT OF INDEPENDENT AUDITORS


Smith Breeden Trust:

We consent to the use in Post-Effective Amendment
No. 12 to Registration Statement No. 33-44909 of our report dated May 12, 1997 relating to the Smith
Breeden Equity Plus Fund of Smith Breeden Trust incorporated by reference in the Statement of Additional Information which is a part of such Registration Statement, and to the references to us under the captions "Experts" appearing in the Statement of Additional Information and "Financial Highlights" appearing in the Prospectus, which also is a part of such Registration Statement.




DELOITTE & TOUCHE LLP
Princeton, New Jersey
October 2, 1997